[Letterhead of Arthur Andersen LLP]

May 5, 1997

Securities and Exchange Commission
Washington, D.C.  20549


Gentlemen:

We have read Item 4 included in the attached Form 8-K dated April 30, 1997, of The Ashton Technology Group, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
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Arthur Andersen LLP